JOHN HANCOCK SERIES TRUST
                              101 Huntington Avenue
                                Boston, MA 02199



John Hancock Funds, Inc.
101 Huntington Avenue
Boston, MA  02199

Ladies and Gentlemen:

         Pursuant to Section 14 of the Distribution Agreement dated as of December 2, 1996 between John Hancock Series Trust (the "Trust") and John Hancock Funds, Inc., please be advised that the Trust has established a new series of its shares, namely, John Hancock Focused Relative Value Fund (the "Fund"), and please be further advised that the Trust desires to retain John Hancock Funds, Inc. to serve as distributor and principal underwriter under the Distribution Agreement for the Fund.

         Please indicate your acceptance of this responsibility by signing this letter as indicated below.



JOHN HANCOCK FUNDS, INC.            JOHN HANCOCK SERIES TRUST
                                    On behalf of John Hancock Focused
                                    Relative Value Fund



By:  /s/James V. Bowhers            By:   /s/Maureen R. Ford
     -------------------                  ------------------
        James V. Bowhers                     Maureen R. Ford
        President                            President


Dated:  November 1, 2000


s:\funds\series\focusedrelativevalue\Distribution Agt Amendment